Exhibit 10.1

Amendment No. 14 to Trade Name License Agreement

AMENDMENT NO. 14 dated as of May 1, 2007 to the Trade Name License Agreement (the “Agreement”) dated as of the 14th day of July 1998, by and between Time Warner Inc., a Delaware corporation, located at One Time Warner Center, New York, New York, 10019 (hereinafter “Licensor”), and Time Warner Telecom Inc., a Delaware corporation and successor to Time Warner Telecom LLC, located at 10475 Park Meadows Drive, Littleton, CO 80214 (hereinafter “Licensee”).

WHEREAS, Licensor and Licensee entered into the Agreement for the use by Licensee of the name “Time Warner” for an Initial Term of four (4) years ending July 13, 2002;

WHEREAS, Licensor and Licensee amended the Agreement extending the Initial Term by two (2) years to a total of six (6) years ending July 13, 2004 by executing AMENDMENT NO. 1 TO TRADE NAME LICENCE AGREEMENT dated as of April 17, 2001;

WHEREAS, Licensor and Licensee amended the Agreement extending the Initial Term by two (2) additional years to a total of eight (8) years ending July 13, 2006 by executing AMENDMENT NO. 2 TO TRADE NAME LICENCE AGREEMENT dated as of August 7, 2003; and

WHEREAS, Licensor and Licensee amended the Agreement extending the Initial Term by one (1) additional year to a total of nine (9) years ending July 13, 2007 by executing AMENDMENT NO. 3 TO TRADE NAME LICENSE AGREEMENT dated as of March 23, 2006; and

WHEREAS, Licensee and Licensor entered into Amendments No. 4 through 13 regarding certain quality control guidelines contained in Section 5 of the Amendment No. 3 that were subsequently deleted by Amendment No. 13 and a new Section 5 of Amendment No. 3 was substituted by Amendment No. 13:

WHEREAS, Licensor and Licensee wish to extend the Initial Term of the Agreement until June 30, 2008 and to make certain other amendments to the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Section 3(a) of the Agreement is amended to read in its entirety as follows: “The term of this Agreement shall commence on the date set forth on page one hereof and, unless earlier terminated as provided herein, shall continue until June 30, 2008 (hereinafter the “Initial Term”).”

2. In consideration of the extension of the Initial Term set forth in Section 1 above, for each month (or part thereof) from January 1, 2008 through June 30, 2008 that Licensee continues to use the name “Time Warner,” Licensee shall pay Time Warner Inc. $100,000.00 on or before the 15th day of each such month.

3. Licensee is engaged in a re-branding effort pursuant to which licensee is using commercially reasonable efforts to change the corporate names and brand names of Licensee and it subsidiaries to names that do not incorporate “Time Warner.” If Licensee changes its corporate names and brand names to a name that does not include “Time Warner” or “TW”, this Agreement and the license between Licensor and Licensee for the “TW” mark between Licensor and Licensee shall automatically terminate after such name changes (including a reasonable transition period to the new names).

4. Except as specifically amended hereby, the Agreement, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 14 to the Agreement to be duly executed and delivered by their respective officers, each of whom is duly authorized as of the date set forth on page one hereof.

TIME WARNER INC

By:	/s/ Paul T. Cappuccio
Name:	Paul T. Cappuccio
Title:	Executive Vice President
General Counsel

TIME WARNER TELECOM INC

By:	/s/ Paul B. Jones
Name:	Paul B. Jones
Title:	Executive Vice President
General Counsel & Regulatory Policy